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                                                                      EXHIBIT 14

WESTAMERICA BANCORPORATION

Financial Code of Ethics

                           Westamerica Bancorporation
                  Code of Ethics for Senior Financial Officers


The Chief Executive Officer (CEO) and all Senior Financial Officers, including the Chief Financial Officer (CFO) and Principal Accounting Officer shall:


         1 Engage in and promote honest and ethical conduct, including the ethical handling of all actual or apparent conflicts of interest between personal and professional relationships.

         2 Avoid actual or apparent conflicts of interest and disclose to the Executive Committee any material transactions or relationships that reasonably could be expected to give rise to such a conflict.

         3 Ensure that all reports and documents that Westamerica Bancorporation or its subsidiaries files with or submits to the Securities and Exchange Commission and other regulators or is provided in other public communications contain information that is accurate, complete, fair, timely and understandable.

         4 Refrain from disclosing confidential information about Westamerica Bancorporation or its customers obtained or produced in connection with work activities, unless authorized or legally required to do so. Such confidential information shall not be used for personal advantage.

         5 Establish and administer appropriate financial accounting controls to ensure the integrity of the financial reporting process.

         6 Comply with applicable rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.

         7 Report known or suspected violations of this Code to the Executive Committee.

         8 Be accountable for adhering to this Code. Failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment.

No one will be subject to retaliation because of a good faith report of a suspected violation of this Code.

The Executive Committee shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Any waiver of this Code may be made only by the Board of Directors of the Company, and will be promptly disclosed as required by applicable law or regulation.